Exhibit 12.1

                   Financial Security Assurance Holdings Ltd.
              Computation of the Ratio of Earnings to Fixed Charges
                        (in thousands except for ratios)

               The information appearing below presents historical
                 consolidated financial results for the Company

                                                                                                     Nine Months
                                                                                                        Ended
                                                                 Year Ended December 31,            September 30,
                                          1993           1994        1995       1996        1997        1998
                                          ----           ----        ----       ----        ----        ----
Earnings:
  Income before income taxes            ($163,866)     $78,290     $75,042    $109,771    $138,499    $116,747
  Interest Expense                            532          536          57       2,166       5,325       7,250
  Portion of rental expense deemed to
    be interest(1)                          1,070        1,024       1,030       1,042       1,077         857

             Earnings                   ($162,264)     $79,850     $76,129    $112,979    $144,901    $124,854
Fixed Charges:
  Interest Expense                           $532         $536         $57      $2,166      $5,325      $7,250
  Portion of rental expense deemed to
    be interest(1)                          1,070        1,024       1,030       1,042       1,077         857

             Fixed Charges(2)              $1,602       $1,560      $1,087      $3,208      $6,402      $8,107

  Ratio of Earnings to Fixed Charges       N/M(3)         51.2        70.0        35.2        22.6        15.4

(1) One third of rental expense is estimated to be representative of the interest factor.

(2) The Company had no capitalized interest for the periods presented.

(3) The 1993 earnings to fixed charges ratio is not meaningful due to significant loss incurred in that year.